UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2016

GREAT BASIN SCIENTIFIC, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36662	83-0361454
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 E. South Temple, Suite 520, Salt Lake City, UT

(Address of principal executive offices)

84111

(Zip code)

(801) 990-1055

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 3.02 Unregistered Sales of Equity Securities

On October 31, 2016 in accordance with the terms of the 2015 Notes, certain holders of the 2015 Notes elected to defer $4,039,000 of principal that had previously been converted in connection with the amortization date of October 31, 2016.  No additional shares were issued.  As previously announced in our Current Report on Form 8-K as filed with the Commission on November 3, 2016, all of the outstanding 2015 Notes were converted into Series F Preferred Stock on November 3, 2016 and no principal amount of 2015 Notes remains.

On November 3, 2016, certain holders of the Series F Convertible Preferred Stock (“Preferred Stock’) were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the mandatory conversion of the Preferred Stock under the terms of the Certificate of Designations for the Preferred Stock. In connection with the mandatory conversions, the Company issued 53,500,000 shares of common stock upon the conversion of 1,070 shares of Preferred Stock at a conversion price of $0.02 per share.

The Company previously filed an 8-K on October 28, 2016 and reported 95,083,052 shares of common stock outstanding therefore as of November 4, 2016 there are 148,583,052 shares of common stock issued and outstanding.

Item 3.03 Material Modifications to Rights of Security Holders

In connection with the mandatory conversion of preferred stock in Item 3.02 hereof, the exercise price of one of our issued and outstanding securities was automatically adjusted to take into account the mandatory conversion price of the Preferred Stock.  The exercise price of the following security was adjusted as follows.

Series B Warrants

As of November 4, 2016, the Company has outstanding Series B Warrants to purchase 36 shares of common stock of the Company.  The Series B Warrants include a provision which provides that the exercise prices of the Series B Warrants will be adjusted in connection with certain equity issuances by the Company.  The mandatory conversions of the Preferred Stock triggers an adjustment to the exercise price of the Series B Warrants.  Therefore, during the period of October 31 through November 4, 2016, the exercise price for the Series B Warrants was adjusted from $105,120 to $92,503 per share of common stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: November 4, 2016	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer